Exhibit 10.2

SCHEDULE A

Apache Corporation

2015 Long Term Cash Performance Program

For

Stephen J. Riney

AWARD NOTICE

Recipient Name:	Stephen J. Riney

Company:	Apache Corporation

Type of Award:	A conditional performance award based on a target percentage of annual base salary determined as of the Grant Date (the “Conditional Grant”).

Target Amount:	210% of Base Salary

Grant Date:	February 19, 2015

Conditions:	Subject always to the terms of the Agreement, the Conditional Grant shall be made as of the Grant Date. At the end of the Performance Period, the Committee shall derive and confirm the Final Amount based upon measurement of the specific performance goals, applicable performance percentage levels and applicable weighting percentages during the Performance Period as set forth in Schedule B to the Agreement, provided that the Recipient remains employed by the Company or an Affiliate as of the final day of the Performance Period. Payment of the Final Amount shall be subject to a vesting schedule as set forth below (the “Vesting Period”). Once vested, the Recipient shall be paid the applicable value of his or her vested cash award (subject to applicable withholdings) provided that the Recipient remains employed as an employee of the Company or an Affiliate during the Vesting Period including the respective vesting date.

Performance Measures:	The performance measures for the Conditional Grant, the performance percentage levels, and the applicable weighting percentages to be applied over the Performance Period are set forth on Schedule B to the Agreement.

At the end of the Performance Period, the Committee shall determine the attainment of each performance goal based on the established performance percentage levels and apply the applicable weighting percentages to determine the Final Amount to be awarded to the Recipient.

Performance Period:	The three-year period commencing January 1, 2015 and ending December 31, 2017.

Vesting Period:

Except upon a change of control (as defined in the Agreement), death, or total and permanent disability (as defined in the Agreement), cessation of employment during the Performance Period shall result in the immediate forfeiture of the entire amount of the Conditional Grant. Any Final Amount shall vest in accordance with the schedule set forth in Section 2 of the Agreement.

Vesting is accelerated to 100% upon the Recipient’s death or total and permanent Disability during the Performance Period or the subsequent Vesting Period. Upon death or total and permanent Disability during the Performance Period, the Final Amount shall be determined by applying the multiple of 1.00 to the Target Amount. In addition, vesting is accelerated to 100% upon a Recipient’s Involuntary Termination or Voluntary Termination with Cause occurring (i) on or after a 409A Change of Control during the Vesting Period provided that the Recipient is an employee of the Company at the time of such termination and (ii) after completion of the Performance Period.

In the event of the Recipient’s Involuntary Termination or Voluntary Termination with Cause which occurs (i) on or after a 409A Change of Control of the Company and (ii) on or prior to the end of the Performance Period, the Recipient will become 100% fully vested upon the occurrence of his Involuntary Termination or Voluntary Termination with Cause on or after the 409A Change of Control in the Final Amount determined by applying the multiple of 1.00 to the Target Amount.

Withholding:	The Company and the Recipient will comply with all federal and state laws and regulations respecting the required withholding, deposit and payment of any income, employment or other taxes relating to any Payout Amount.

Share Purchase:	Recipient agrees and covenants that upon receipt of each cash payment pursuant to this Agreement, Recipient shall invest the same into Apache common stock as soon as practicable after receipt of the cash amounts; provided, however, Recipient may delay such stock purchases (i) if a black-out period is then in effect at the Company, until the expiration of such blackout period; (ii) if he is aware of any material non-public information at the time of the receipt of any cash payment, until such information has been made public; and (iii) if he has sold any Apache common stock in a non-exempt transaction within six months prior to Recipient’s receipt of such cash payment, until such six month period has expired in order to avoid any issues with the short-swing profit recovery provisions of Section 16(b) of the Securities and Exchange Act of 1934.

Acceptance

Please sign the Agreement as promptly as possible and return the signed Agreement to Apache Corporation’s Executive Vice President, Human Resources to accept or reject your Conditional Grant. By accepting your Conditional Grant, you will have agreed to the terms and conditions set forth in the Agreement. If you do not accept your grant you will be unable to receive your Conditional Grant or any related cash payments.

SCHEDULE B

Apache Corporation

2015 Long Term Cash Performance Program

For

Stephen J. Riney

PERFORMANCE MEASURES

Performance Goals:	1. Total Shareholder Return

At the end of the Performance Period, the Committee shall derive and confirm a portion of the cash award that will be eligible for payment to the Recipient based upon measurement of total shareholder return (“TSR”) of Stock as compared to a designated Peer Group during the Performance Period, provided that the Recipient remains employed by the Company or an Affiliate as of the final day of the Performance Period.

TSR is determined by dividing (i) the sum of the cumulative amount of a company’s dividends for the performance period (assuming same-day reinvestment into the company’s common stock on the ex-dividend date) and the share price of the company at the end of the performance period minus the share price at the beginning of the performance period by (ii) the share price at the beginning of the performance period.

	•	Begin Price = Average per share closing price of a share or share equivalent on the applicable stock exchange for the 60 business (trading) days preceding the beginning of the performance period

	•	End Price = Average per share closing price of a share or share equivalent on the applicable stock exchange for the last 60 business (trading) days of the performance period

	•	Dividends = Includes dividends paid throughout performance period

	•	TSR ranking compared to designated Peer Group (11 companies selected)

		•	Anadarko Petroleum Corporation

		•	Chesapeake Energy Corporation

		•	ConocoPhillips Company

		•	Devon Energy Corporation

		•	EOG Resources, Inc.

	•	Hess Corporation

	•	Marathon Oil Corporation

	•	Murphy Oil Corporation

	•	Noble Energy Inc.

	•	Occidental Petroleum Corporation

	•	Pioneer Natural Resources Co.

•	Apache Corporation’s performance over a three-year performance period will be directly ranked within the peer group, resulting in the application of a single multiplier to the Target Amount to derive the amount of cash bonus awarded. The multiplier will range from 0 for performance in the bottom quartile to 1.5 for ranking in the top quartile among the Peer Group.

•	Should consolidation among peers in the marketplace occur, the ranking schedule would adjust to accommodate the reduced number of peers.

2. Business Performance

At the end of the Performance Period, the Committee shall derive and confirm a portion of the cash award that will be eligible for payment to the Recipient based upon quantitative performance measures related to the following criteria:

	•	Cash Flow from Operations; and

	•	Reserves Added per Debt Adjusted Share

The Committee will consider all of the above performance measures related to the Company as a whole as follows:

Metric	Weighting	Threshold	Target	Max
Total Shareholder Return	50%	9th	Between 6th - 7th	1st – 3rd
Cash Flow from Operations	25%	-10%	Plan	+10%
Reserves added per debt adjusted share	25%	-10%	Plan	+10%

Performance Period:	Three calendar years
• 1/1/2015 to 12/31/17

Measurement:

At the conclusion of the three-year performance period, a calculation of TSR performance will be made and confirmed. 50% of the total Target Amount will be determined based upon the final TSR performance as follows:

Rank Against Peers	Payout Multiple
1	1.50
2	1.50
3	1.50
4	1.30
5	1.20
6	1.10
7	0.90
8	0.80
9	0.70
10	0.00
11	0.00
12	0.00

Cash Flow from Operations will be evaluated annually during the three-year performance period against their respective performance targets as determined at the beginning of each year (performance target for each calendar year to be determined prior to March 31). Performance will be measured as a percentage above or below target. 25% of the total Target Amount will be determined based upon the three-year average of the Cash Flow from Operations performance.

Reserves Added per Debt Adjusted Share will be evaluated annually during the three-year performance period against their respective performance targets as determined at the beginning of each year (performance target for each calendar year to be determined prior to March 31). Performance will be measured as a percentage above or below target. 25% of the total Target Amount will be determined based upon the three-year average Reserves Added per Debt Adjusted Share.

The three-year average performance for Cash Flow from Operations and Reserves Added per Debt Adjusted Share will be interpolated as follows to determine the final achievement percentage for each metric.

Metric	Threshold (50%)	Target (100%)	Max (150%)
Cash Flow from Operations	-10%	Plan	+10%
Reserves added per debt adjusted share	-10%	Plan	+10%

If Apache Corporation’s absolute TSR for the performance period is negative, the Final Amount will be capped at target (100%), regardless of the percentage achieved.

Following the calculation of performance achievement, a stock price modifier will be applied to the cash amount upon vesting as follows:

•	January 1, 2018 Stock Price Modifier:
Apache closing stock price on 1/1/18
$67.05*

•	January 1, 2019 Stock Price Modifier:
Apache closing stock price on 1/1/19
$67.05*

* Closing stock price on 2/13/15.

Apache Corporation

2015 Long Term Cash Performance Program Agreement

for

Stephen J. Riney

This 2015 Long Term Cash Performance Program Agreement (the “Agreement”) relating to a conditional cash performance award dated as of the Grant Date set forth in the Notice of Award under the Agreement attached as Schedule A hereto (the “Award Notice”), is made between Apache Corporation, a Delaware corporation (together with its Affiliates, the “Company,” except where the context otherwise requires) and Stephen J. Riney (the “Recipient”). The Award Notice (Schedule A) and Schedule B (Performance Measures) are included in and made part of this Agreement.

Definitions

“409A Change of Control” means a Change of Control that constitutes, with respect to the Company, a “change in the ownership or effective control of the corporation, or in the ownership of a substantial portion of the assets of the corporation” within the meaning of Section 409A(a)(2)(A)(v) of the Internal Revenue Coe of 1986, as amended (the “Code”) and Treasury Regulations Section 1.409A-3(i)(5).

“2011 Omnibus Plan” means the Apache Corporation 2011 Omnibus Equity Compensation Plan as amended and restated effective February 23, 2014, as it may be further amended and restated from time to time.

“Affiliate” means any entity other than the Company that is affiliated with the Company through stock or equity ownership or otherwise and is designated as an Affiliate for purposes of the 2011 Omnibus Plan.

“Award Notice” means the separate notice (Schedule A), along with the Performance Measures set forth in Schedule B, provided to the Recipient specifying the Target Amount and other applicable performance percentage levels, performance criteria and applicable weighting percentages for that individual.

“Base Salary” means, with regard to the Recipient, such Recipient’s annual base compensation as an employee of the Company in effect on the Grant Date, without regard to any bonus, pension, profit sharing, stock option, life insurance or salary continuation plan which the Recipient either receives or is otherwise entitled to have paid on his or her behalf.

“Board” means the Board of Directors of Apache Corporation.

“Change of Control” has the meaning assigned to such term in the Company’s Income Continuance Plan as in effect on the Grant Date.

“Code” means the Internal Revenue Code of 1986, as amended.

“Committee” means the Management Development and Compensation Committee.

“Conditional Grant” means the conditional entitlement, evidenced by this Agreement to receive all or a portion of a Target Amount and Final Amount, subject to and in accordance with the provisions of this Agreement.

“Disability” means total and permanent disability as determined pursuant to the Company’s Group Long-Term Disability Plan or any successor.

“Final Amount” means with regard to the Recipient, the final amount of earned award, based on the Target Amount and applicable multiple factors, as determined under the Performance Measures at the end of the Performance Period.

“Involuntary Termination” means the termination of employment of the Recipient by the Company or its successor for any reason on or after a 409A Change of Control; provided, that the termination does not result from an act of the Recipient that (i) constitutes common-law fraud, a felony, or a gross malfeasance of duty, or (ii) is materially detrimental to the best interests of the Company or its successor.

“Payout Amount” means the vested portion of the Final Amount.

“Peer Group” means the group of companies selected by the Committee for purposes of this Agreement as set forth in the Award Notice. Should consolidation among any Peer Group companies in the marketplace occur during the Performance Period, the Committee will determine the appropriate adjustments to accommodate the reduced number of Peer Group companies for the Performance Period. Should a Change of Control of the Company occur during the Performance Period, the Committee will determine the appropriate adjustments to measure Apache Corporation’s TSR for the Performance Period. The Peer Group companies for any particular Performance Period shall be determined at the commencement of such Performance Period.

“Performance Measure(s)” means, as applicable, (i) Apache Corporation’s TSR over the Performance Period compared to the TSR of the Peer Group over the Performance Period or (ii) Apache Corporation’s achievement of pre-established performance goals over the Performance Period, as set forth in the Award Notice and Schedule B. For purposes of determining TSR, at the end of the Performance Period, the Peer Group companies and Apache Corporation will be ranked together based on their TSR for the Performance Period from the highest TSR being number 1 to the lowest TSR being the number of Peer Group companies, including Apache Corporation, remaining in the group at the end of the Performance Period. Based on Apache Corporation’s relative TSR rank amongst the Peer Group companies for the Performance Period, a Recipient who remains employed as of the last day of the Performance Period may earn a portion of the Final Amount at the close of the Performance Period as determined by Apache Corporation’s percentile rank as set forth in the Award Notice and Schedule B. At the end of the Performance Period, the Committee shall also determine the levels of the other specific performance goals achieved and apply the applicable performance percentage levels and weighting percentages as set forth in the Award Notice and Schedule B with respect to the designated portion of the Target Amount. Based on the Company’s level of goal achievement, a Recipient who remains employed as of the last day of the Performance Period will be eligible to receive a cash payment after the close of the Performance Period as determined by the Committee as set forth in the Award Notice and Schedule B (the Final Amount).

“Performance Period” means the three-year period as specified in the Award Notice.

“Recipient” means Stephen J. Riney.

“Stock” means the $0.625 par value common stock of the Company and or any security into which such common stock is converted or exchanged upon merger, consolidation, or any capital restructuring (within the meaning of the 2011 Omnibus Plan) of the Company.

“Target Amount” means, with regard to the Recipient, the percentage of Base Salary as specified in the Recipient’s Award Notice.

“Total Shareholder Return” or “TSR” is determined by dividing (i) the sum of the cumulative amount of a company’s dividends for the Performance Period (assuming same-day reinvestment into the company’s common stock on the ex-dividend date) and the share price of the company at the end of the Performance Period minus the share price at the beginning of the Performance Period, by (ii) the share price at the beginning of the Performance Period.

“Voluntary Termination with Cause” occurs upon a Recipient’s separation from service from the Company of his own volition and one or more of the following conditions occurs without the Recipient’s consent on or after a 409A Change of Control:

(a)	There is a material diminution in the Recipient’s base compensation, compared to his rate of base compensation on the date of the 409A Change of Control.

(b)	There is a material diminution in the Recipient’s authority, duties or responsibilities.

(c)	There is a material diminution in the authority, duties or responsibilities of the Recipient’s supervisor, such as a requirement that the Recipient (or his supervisor) report to a corporate officer or employee instead of reporting directly to the board of directors.

(d)	There is a material diminution in the budget over which the Recipient retains authority.

(e)	There is a material change in the geographic location at which the Recipient must perform his service, including, for example the assignment of the Recipient to a regular workplace that is more than 50 miles from his regular workplace on the date of the 409A Change of Control.

The Recipient must notify the Company of the existence of one or more adverse conditions specified in clauses (a) through (e) above within 90 days of the initial existence of the adverse condition. The notice must be provided in writing to Apache Corporation’s Executive Vice President, Human Resources or his/her delegate. The notice may be provided by personal delivery or it may be sent by email, inter-office mail, regular mail (whether or not certified), fax, or any similar method. Apache Corporation’s Executive Vice President, Human Resources or his/her delegate shall acknowledge receipt of the notice within 5 business days; the acknowledgement shall be sent to the Recipient by certified mail. Notwithstanding the foregoing provisions of this definition, if the Company remedies the adverse condition within 30 days of being notified of the adverse condition, no Voluntary Termination with Cause shall occur.

Terms

1. Conditional Grant. Subject to the provisions of this Agreement and the provisions of the Award Notice, the Company shall conditionally grant to the Recipient a right to receive, as a cash award, the Target Amount set forth in the Recipient’s Award Notice. Such Target Amount shall be adjusted to a Final Amount at the end of the Performance Period based upon the results of the Performance Measures, as determined by the Committee. Notwithstanding the foregoing, the Target Amount shall be adjusted to a Final Amount at the conclusion of the Performance Period solely if the Recipient remains employed as of the last day of the Performance Period. The award of the Final Amount shall give the Recipient the right, upon vesting, to a cash payment.

2. Vesting and Payment. Subject to the provisions of Section 3 below, the Payout Amounts shall be payable in increments strictly in accordance with the following schedule:

(a) The entitlement to receive the cash equal to the Final Amount shall vest fifty percent (50%) and become payable on the first day following the last day of the Performance Period provided that the Recipient remains employed by the Company on such date (the “First Vesting Date”). Such cash payment, subject to applicable withholding, shall be paid by the Company to the Recipient within thirty (30) days of the Final Amount determination and in no event later than March 15 of the year following the year in which such cash payment vests.

(b) The entitlement to receive the remaining fifty percent (50%) of the Final Amount shall vest and become payable on the first anniversary of the First Vesting Date, provided that the Recipient remains employed by the Company on such applicable vesting date. Such cash payment, subject to applicable withholding, shall be paid by the Company to the Recipient within thirty (30) days of the respective vesting date and in no event later than March 15 of the year following the year in which such cash payment vests.

3. Termination of Employment, Death, or Disability on or prior to the end of the Performance Period. Except as set forth below, a cessation of employment with the Company prior to the end of the Performance Period will result in the Target Amount being forfeited for all purposes.

(a) If the Recipient dies while employed by the Company, or on the date the Recipient becomes Disabled (as defined in this Agreement), during the Performance Period, the Recipient shall immediately be entitled to a cash amount equal to the Target Amount and shall become 100% vested in such Target Amount. Payment shall occur as soon as administratively convenient following the date the Recipient dies or becomes Disabled, but in no event shall the payment occur later than March 15 of the calendar year immediately following the calendar year in which the Recipient died or became Disabled. If the Recipient dies before receiving payment, the payment shall be made to the Recipient’s designated beneficiary, legal representatives, heirs, or legatees, as applicable. The Recipient may designate a beneficiary. If no such designation is made, the beneficiary shall be the Recipient’s estate.

4. Termination of Employment, Death or Disability after the end of the Performance Period. Except as set forth below, any cash award shall be subject to the condition that the Recipient has remained an employee of the Company from the initial award date until the applicable vesting date as follows:

(a) If the Recipient voluntarily leaves the employment of the Company, or if the employment of the Recipient is terminated by the Company for any reason or no reason, any Final Amounts not previously vested shall thereafter be void and forfeited for all purposes.

(b) A Recipient shall become 100% fully vested in all Final Amounts on the date the Recipient dies while employed by the Company (or while continuing to vest pursuant to section 4(c) below), or on the date the Recipient becomes Disabled (as defined for purposes of this Agreement) while employed by the Company. Payment shall occur as soon as administratively convenient following the date the Recipient dies or becomes Disabled, but in no event shall the payment occur later than March 15 of the calendar year immediately following the calendar year in which the Recipient died or became Disabled. If the Recipient dies before receiving payment, the payment shall be made to the Recipient’s designated beneficiary, legal representatives, heirs, or legatees, as applicable. The Recipient may designate a beneficiary. If no such designation is made, the beneficiary shall be the Recipient’s estate.

5. Change of Control.

(a) Without any further action by the Committee or the Board, in the event of the Recipient’s Involuntary Termination or Voluntary Termination with Cause which occurs (i) on or after a 409A Change of Control of the Company and (ii) prior to the end of the Performance Period, the Recipient shall become 100% fully vested upon the occurrence of his Involuntary Termination or Voluntary Termination with Cause on or after the 409A Change of Control in the Target Amount. Subject to section 11(b) of this Agreement, payment shall occur within thirty (30) days of the later of (1) the date of the Involuntary Termination or Voluntary Termination with Cause of the Recipient following the 409A Change of Control or (2) the end of the Performance Period.

(b) In the event of a Recipient’s Involuntary Termination or Voluntary Termination with Cause occurring on or after a 409A Change of Control of the Company which occurs after the end of the Performance Period, the Recipient shall become 100% fully vested in the Final Amount as of the date of his Involuntary Termination or Voluntary Termination with Cause. Subject to section 11(b) of this Agreement, payment shall occur within thirty (30) days of the date of such Involuntary Termination or Voluntary Termination with Cause.

6. Prohibited Activity. In consideration for this Conditional Grant, the Recipient agrees not to engage in any “Prohibited Activity” while employed by the Company or within three years after the date of the Recipient’s termination of employment. A “Prohibited Activity” will be deemed to have occurred, as determined by the Committee in its sole and absolute discretion, if the Recipient (i) divulges any non-public, confidential or proprietary information of the Company, but excluding information that (a) becomes generally available to the public other than as a result of the Recipient’s public use, disclosure, or fault, or (b) becomes available to the Recipient on a non-confidential basis after the Recipient’s employment termination date from a source other than the Company prior to the public use or disclosure by the Recipient, provided that such source is not bound by a confidentiality agreement or otherwise prohibited from transmitting the information by contractual, legal or fiduciary obligation, (ii) directly or indirectly, consults with or becomes affiliated with, participate or engage in, or becomes employed by any business that is competitive with the Company, wherever from time to time conducted throughout the world, including situations where the Recipient solicits or participates in or assists in any way in the solicitation or recruitment, directly or indirectly, of any employees of the Company; or (iii) engages in publishing any oral or written statements about the Company, and/or any of its directors, officers, or employees that are disparaging, slanderous, libelous, or defamatory; or that disclose private or confidential information about their business affairs; or that constitute an intrusion into their seclusion or private lives; or that give rise to unreasonable publicity about their private lives; or that place them in a false light before the public; or that constitute a misappropriation of their name or likeness.

7. Payment and Tax Withholding. Upon receipt of any entitlement to payment under this Agreement, applicable withholding required by law, including applicable federal, state and local income and other tax laws, shall be made. Upon entitlement to payment under this Agreement, each payment of the Payout Amount shall be made in cash, net of such applicable withholdings.

8. Share Purchase. Recipient agrees and covenants that upon receipt of each cash payment pursuant to this Agreement, Recipient shall invest the same into Apache common stock as soon as practicable after receipt of the cash amounts; provided, however, Recipient may delay such stock purchases (i) if a black-out period is then in effect at the Company, until the expiration of such blackout period; (ii) if he is aware of any material non-public information at the time of the receipt of any cash payment, until such information has been made public; and (iii) if he has sold any Apache common stock in a non-exempt transaction within six months prior to Recipient’s receipt of such cash payment, until such six month period has expired in order to avoid any issues with the short-swing profit recovery provisions of Section 16(b) of the Securities and Exchange Act of 1934.

9. No Right to Continued Employment. Neither the award made hereunder nor any terms contained in this Agreement shall confer upon the Recipient any express or implied right to be retained in the employment or service of the Company for any period, nor restrict in any way the right of the Company, which right is hereby expressly reserved, to terminate the Recipient’s employment or service at any time for any reason or no reason. The Recipient acknowledges and agrees that any right to receive payment hereunder is earned only by continuing as an employee of the Company at the will of the Company, or satisfaction of any other applicable terms and conditions contained in this Agreement, and not through the act of being hired or being granted the award.

10. The Agreement. In consideration for this conditional award, the Recipient agrees to comply with the terms of this Agreement.

11. Compliance with Laws and Regulations.

(a) The Conditional Grant and any obligation of the Company to deliver cash payments hereunder shall be subject in all respects to all applicable laws, rules and regulations.

(b) This Conditional Grant is intended to comply with, or be exempt from, the applicable requirements of Section 409A of the Code and the rules and regulations issued thereunder and shall be administered accordingly. Notwithstanding anything in this Agreement to the contrary, if the payments hereunder constitute “deferred compensation” under Section 409A of the Code and any cash payment becomes payable pursuant to the Recipient’s termination of employment, settlement of any cash payment shall be delayed for a period of six months after the Recipient’s termination of employment if the Recipient is a “specified employee” as defined under Code Section 409A(a)(2)(B)(i) and if required pursuant to Section 409A of the Code. If cash payment is delayed, the cash payment shall be made on the first day of the first calendar month following the end of the six-month delay period. If the Recipient dies during the six-month delay, the cash payment shall be paid to the Recipient’s designated beneficiary, legal representatives, heirs or legatees, as applicable, as soon as practicable after the date of death. Notwithstanding any provision to the contrary herein, payments made with respect to this Conditional Grant may only be made in a manner and upon an event permitted by Section 409A of the Code, to the extent applicable, and all payments to be made upon a termination of employment hereunder may only be made upon a “separation from service,” as such term is defined for purposes of Code Section 409A and Treasury Regulation Section 1.409A-1(h). Each payment made under this Agreement shall be treated as a “separate payment”, as defined in Treasury Regulation Section 1.409A-2(b)(2), for purposes of Code Section 409A. Further, notwithstanding anything to the contrary, all payments payable under the provisions of this Agreement shall be paid to the Recipient no later than the last day of the second calendar year following the calendar year in which occurs the date of Recipient’s termination of employment. None of the payments under this Agreement are intended to result in the inclusion in Recipient’s federal gross income on account of a failure under Section 409A(a)(1) of the Code. The parties intend to administer and interpret this Agreement to carry out such intentions. However, the Company does not represent, warrant or guarantee that any payments that may be made pursuant to this Agreement will not result in inclusion in Recipient’s gross income, or any penalty, pursuant to Section 409A(a)(1) of the Code or any similar state statute or regulation. This Agreement may be amended without the consent of the Recipient in any respect deemed by the Board or the Committee to be necessary in order to preserve compliance with Section 409A of the Code.

12. Notices. All notices by the Recipient or the Recipient’s assignees shall be addressed to Apache Corporation’s Executive Vice President, Human Resources. All notices to the Recipient shall be addressed to the Recipient at the Recipient’s address in the Company’s records.

13. Other Plans. The Recipient acknowledges that any income derived from the Conditional Grant shall not affect the Recipient’s participation in, or benefits under, any other benefit plan or other contract or arrangement maintained by the Company or any Affiliate.

14. Terms of Employment. The Company or any Affiliate is under no obligation to grant further awards to the Recipient. The Recipient hereby acknowledges that if he ceases to be an employee of the Company or any Affiliate for any reason or no reason, he shall not be entitled by way of compensation for loss of office or otherwise howsoever to any sum.

15. Data Protection. By accepting this Agreement (whether by electronic means or otherwise), the Recipient hereby consents to the holding and processing of personal data provided by him to the Company for all purposes necessary for the operation of the Agreement. These include, but are not limited to:

(a) administering and maintaining Recipient records;

(b) providing information to any third party administrators of the arrangement under the Agreement; and

(c) providing information to future purchasers of the Company or the business in which the Recipient works.

16. Severability. If any provision of this Agreement is held invalid or unenforceable, the remainder of this Agreement shall nevertheless remain in full force and effect, and if any provision is held invalid or unenforceable with respect to particular circumstances, it shall nevertheless remain in full force and effect in all other circumstances, to the fullest extent permitted by law.

17. Source of Payments. All payments provided under this Agreement shall be paid in cash from the general assets of the Company, and no special or separate fund shall be established, and no other segregation of assets shall be made, to assure payment. The Recipient shall have no right, title or interest whatsoever in or to any investments which the Company may make to aid the Company in meeting its obligations hereunder. To the extent that any person acquires a right to receive payments from the Company hereunder, such right shall be no greater than the right of an unsecured creditor of the Company.

18. Assignment; Binding Effect.

(a) By the Recipient. This Agreement and any and all rights, duties, obligations or interests hereunder shall not be assignable or delegable by the Recipient.

(b) By the Company. This Agreement and all of the Company’s rights and obligations hereunder shall not be assignable by the Company except as incident to a reorganization, merger or consolidation, or transfer of all or substantially all of the Company’s assets.

(c) Binding Effect. This Agreement shall be binding upon, and inure to the benefit of, the parties hereto, any successors to or assigns of the Company and the Recipient’s heirs and the personal representatives of the Recipient’s estate.

19. Number and Gender. Where the context requires, the singular shall include the plural, the plural shall include the singular, and any gender shall include all other genders.

20. Section Headings. The section headings of, and titles of paragraphs and subparagraphs contained in, this Agreement are for the purpose of convenience only, and they neither form a part of this Agreement nor are they to be used in the construction or interpretation thereof.

21. Modifications, Waivers. This Agreement may not be amended, modified or changed (in whole or in part), except by an instrument in writing signed by both parties hereto. The waiver by either party of compliance with any provision of this Agreement by the other party shall not operate or be construed as a waiver of any other provision of this Agreement, or of any subsequent breach by such party of a provision of this Agreement.

22. Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original as against any party whose signature appears thereon, and all of which together shall constitute one and the same instrument. This Agreement shall become binding when one or more counterparts hereof, individually or taken together, shall bear the signatures of all of the parties reflected hereon as the signatories.

23. Administration. The Agreement shall be administered by the Committee or its delegate. The Recipient hereby agrees to accept as binding, conclusive and final all decisions or interpretations of the Committee with respect to any claims relating to this Agreement.

24. Governing Law. This Agreement, and all questions relating to its validity, interpretation, performance and enforcement, as well as the legal relations hereby created between the parties hereto, shall be governed by and construed under, and interpreted and enforced in accordance with, the laws of the State of Texas.

25. Entire Agreement. The parties agree that the terms of this Agreement are intended to be the final expression of their agreement with respect to the subject matter of this Agreement and may not be contradicted by evidence of any prior or contemporaneous Agreement.

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(signature page follows)

IN WITNESS WHEREOF, Apache Corporation has caused this Agreement to be executed under seal by its duly authorized officer and the Recipient has executed this Agreement effective as of the Grant Date.

APACHE CORPORATION

By:	/s/ Margery M. Harris

Print Name:	Margery M. Harris

Title:	Executive Vice President, Human Resources

AGREED AND ACCEPTED:

RECIPIENT

By:	/s/ Stephen J. Riney
Stephen J. Riney

Date:	4/8/15